Exhibit 99.1

KONTOOR BRANDS REPORTS 2021 FOURTH QUARTER AND FULL YEAR RESULTS; PROVIDES 2022 OUTLOOK

•Q4 Reported Revenue of $681 million; up 3 percent versus Q4 2020; FY Reported Revenue of $2.48 billion; up 18 percent versus FY 2020
•Q4 Reported EPS of $0.75; Q4 Adjusted EPS of $0.88; FY Reported EPS of $3.31; FY Adjusted EPS of $4.28
•2022 Revenue is expected to approximate $2.7 billion; up high single digits versus FY 2021
•2022 EPS is expected to be in the range of $4.65 to $4.75

GREENSBORO, N.C. - March 1, 2022 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its fourth quarter and year ended January 1, 2022.

“Kontoor’s solid fourth quarter and full year 2021 performance demonstrates how our strategies are working. In the quarter, we amplified strategic investments and delivered near-term results while continuing to set the foundation for greater long-term success. This execution was also a testament to our colleagues around the world, whose perseverance, collaboration and focus led our organization to new operational heights despite the ongoing dynamic macroenvironment,” said Scott Baxter, President, Chief Executive Officer and Chair of Kontoor Brands.

“Based on the breadth and diversification of growth catalysts, supported by investments in key enablers – such as the evolution of our Digital, ESG and demand creation platforms – we have confidence in our robust 2022 guidance, highlighting the continued momentum we expect in our business. As we look to the future, I’m optimistic that our growth-minded culture, as well as accelerating fundamentals and cash flow optionality, create a powerful combination for all of Kontoor’s stakeholders,” added Baxter.

This release refers to “adjusted” amounts and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis.

In addition, due to the significant impact of COVID-19 on prior year figures, this release also includes periodic comparisons to 2019 for additional context.

Fourth Quarter 2021 Income Statement Review

Revenue was $681 million, a 3 percent increase on a reported and constant currency basis over the same period in the prior year. Excluding revenue from the 53rd week in the prior year period, revenue increased 8 percent on a reported and constant currency basis.

Revenue increases compared to the prior year were primarily driven by strength in Digital own.com, as well as continued positive trends in the U.S. wholesale business and solid performance in international markets. Gains in the quarter were somewhat offset by the combined impacts of the previously announced strategic actions related to VF Outlet store closures, the discontinuation of the sale of third-party branded merchandise in all domestic stores and India business model changes. Excluding impacts from these strategic actions, fourth quarter reported revenue would have increased 7 percent compared to the same period in the prior year, 13 percent compared to the fourth quarter of 2019 on a reported basis and 12 percent in constant currency.

U.S. revenue was $523 million, increasing 1 percent over the same period in the prior year. Gains were driven by growth in wholesale, including new business development wins, and strength in Digital own.com, which increased 39 percent. Excluding revenue from the 53rd week in the prior year period, revenue increased 6 percent on a reported and constant currency basis. Compared to the fourth quarter of 2019, own.com revenue increased 108 percent, and total U.S. revenue increased 11 percent, excluding impacts from the VF Outlet strategic actions.

International revenue was $158 million, a 12 percent increase over the same period in the prior year on a reported and constant currency basis. Compared to the same period in the prior year, China increased 13 percent on a reported basis and 9 percent in constant currency, while the European business increased 8 percent on a reported basis and 11 percent in constant currency. Compared to the fourth quarter of 2019, International revenue increased 21 percent on a reported basis and 17 percent in constant currency, excluding the strategic actions in India.

Wrangler brand global revenue was $444 million, a 1 percent decrease over the same period in the prior year on a reported and constant currency basis. Wrangler U.S. revenue decreased 2 percent compared to the same period last year, with strength in Digital, Western and Outdoor offset by a 5-point headwind from the 53rd week in 2020. Wrangler international revenue increased 8 percent over the same period in the prior year on a reported basis and 9 percent in constant currency.

Lee brand global revenue was $233 million, a 14 percent increase over the same period in the prior year on a reported and constant currency basis. Lee U.S. revenue increased 13 percent compared to the same period last year, driven by improving sell through of new programs and increases in Digital. Lee international revenue increased 14 percent over the same period in the prior year on a reported and constant currency basis.

Other global revenue declined to $5 million driven by impacts from the strategic actions related to VF Outlet operations.

Gross margin increased 30 basis points to 42.8 percent of revenue, compared to the same period in the prior year. Adjusted gross margin decreased 60 basis points to 42.6 percent of revenue, compared to the same period in the prior year. Structural margin improvements increased 80 basis points driven by favorable customer and product mix, as well as business model changes, which more than offset the impacts of inflation, inventory adjustments, and higher distressed sales. Additionally, in support of strong demand, transitory expenses, which include air freight for expedited shipments, negatively impacted gross margin by 140 basis points in the quarter. Compared to the fourth quarter of 2019, adjusted gross margin increased 170 basis points.

Selling, General & Administrative (SG&A) expenses were $223 million on a reported basis. Adjusted SG&A was $218 million, or 32.0 percent of revenue, up 370 basis points compared to the same period in the prior year. Higher demand creation, digital investments, distribution expenses and compensation costs more than offset restructuring benefits and better fixed cost leverage on improving revenue. Prior year comparisons were also affected by reduced spending in 2020 in light of COVID uncertainty.

Operating income on a reported basis was $69 million. Adjusted operating income was $72 million, compared to $99 million in the same period in the prior year. Adjusted operating margin decreased 430 basis points to 10.6 percent of revenue, driven by amplified investments in demand creation to drive future accelerating revenue growth and higher transitory impacts to chase demand. These investments, transitory impacts such as air freight, and distribution expenses more than offset structural gross margin improvements and fixed cost leverage on improving revenue. Prior year comparisons were also impacted by reduced spending during 2020 in light of COVID uncertainty.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) on a reported basis was $79 million. Adjusted EBITDA was $83 million, compared to $106 million in the same period in the prior year. Adjusted EBITDA margin decreased 400 basis points to 12.1 percent of revenue.

Earnings per share was $0.75 on a reported basis compared to $0.74 in the same period in the prior year. Adjusted earnings per share was $0.88 compared to $1.23 in the same period in the prior year.

Full Year 2021 Income Statement Review

Revenue was $2,476 million, an increase of 18 percent on a reported basis and 17 percent in constant currency.

Revenue increases compared to the prior year were primarily driven by strength in Digital, as well as continued positive trends in the U.S. wholesale business and solid performance in international markets. Gains for the year were somewhat offset by the impacts of the previously announced strategic actions related to VF Outlet store closures, the discontinuation of the sale of third-party branded merchandise in all domestic stores and India business model changes. Excluding impacts from these strategic actions, full year reported revenue would have increased 24 percent compared to the prior year, 6 percent compared to 2019 on a reported basis and 5 percent in constant currency.

U.S. revenue was $1,869 million, increasing 14 percent over the same period in the prior year. Gains were driven by growth in wholesale, including new business development wins, and strength in Digital, with own.com revenue increasing 43 percent. Compared to 2019, own.com increased 98 percent, and total U.S. revenue increased 7 percent, excluding impacts from the VF Outlet strategic actions.

International revenue was $607 million, a 33 percent increase over the same period in the prior year on a reported basis and a 27 percent increase in constant currency. China increased 37 percent over the same period in the prior year on a reported basis and 29 percent in constant currency. The European business increased 33 percent over the same period in the prior year on a reported basis and 28 percent in constant currency. Excluding the strategic actions in India, International revenue increased 3 percent on a reported basis and decreased 2 percent in constant currency compared to revenue in 2019.

Wrangler brand global revenue was $1,575 million, a 17 percent increase over the same period in the prior year on a reported basis and 16 percent in constant currency. Wrangler U.S. revenue increased 15 percent compared to the same period last year. Wrangler international revenue increased 27 percent over the same period in the prior year on a reported basis and 22 percent on a constant currency basis. Excluding impacts from strategic actions, Wrangler brand global revenue increased 8 percent on both a reported and constant currency basis compared to 2019 driven by Digital, Western, Outdoor and International.

Lee brand global revenue was $887 million, a 29 percent increase over the same period in the prior year on a reported basis and a 26 percent increase in constant currency. Lee U.S. revenue increased 24 percent compared to the same period last year, driven by improving sell through of new programs and increases in Digital. Lee international revenue increased 36 percent over the same period in the prior year on a reported basis and 30 percent on a constant currency basis. Excluding impacts from the strategic actions, Lee brand global revenue increased 6 percent on a reported basis and 3 percent in constant currency compared to 2019 driven by strength in U.S. wholesale, Digital and International.

Other global revenue declined to $14 million driven by impacts from the strategic actions related to VF Outlet operations.

Gross margin increased 350 basis points to 44.7 percent of revenue, compared to the same period in the prior year. Adjusted gross margin increased 340 basis points to 44.6 percent of revenue, compared to the same period in the prior year. Favorable structural improvement from channel, customer and product mix more than offset higher transitory expenses, including air freight for expedited shipments, in support of strong demand, which negatively impacted gross margin by 130 basis points for the year. Compared to 2019, full year adjusted gross margin increased 380 basis points.

Selling, General & Administrative (SG&A) expenses were $825 million on a reported basis. Adjusted SG&A was $753 million, or 30.4 percent of revenue, up 10 basis points compared to the same period in the prior year. Adjustments primarily relate to costs associated with the global ERP implementation and information technology infrastructure build-out, which was completed during the year. Higher demand creation, digital investments, distribution expenses and compensation costs offset restructuring benefits and better fixed cost leverage on improving revenue. Prior year comparisons were affected by reduced spending in 2020 in light of COVID uncertainty.

Operating income on a reported basis was $283 million. Adjusted operating income was $352 million, compared to $229 million in the same period in the prior year. Adjusted operating margin increased 330 basis points to 14.2 percent of revenue, driven by structural gross margin improvements and fixed cost leverage on higher revenue. These factors were somewhat tempered by amplified investments in demand creation to drive future accelerating growth, as well as higher transitory expenses and distribution expenses. Prior year comparisons were also impacted by reduced spending during 2020 in light of COVID uncertainty.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) on a reported basis was $319 million. Adjusted EBITDA was $387 million, compared to $258 million in the same period in the prior year. Adjusted EBITDA margin increased 330 basis points to 15.6 percent of revenue.

Earnings per share was $3.31 on a reported basis compared to $1.17 in the same period in the prior year. Adjusted earnings per share was $4.28 compared to $2.61 in the same period in the prior year.

January 1, 2022, Balance Sheet and Liquidity Review

The Company ended the fourth quarter of 2021 with $185 million in cash and cash equivalents, and approximately $0.8 billion in long-term debt.

As of January 1, 2022, the Company had no outstanding borrowings under the Revolving Credit Facility and $487 million available for borrowing against this facility.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.46 per share, payable on March 18, 2022, to shareholders of record at the close of business on March 8, 2022. Consistent with a commitment to return cash to shareholders, the Company repurchased $65 million in common stock during the fourth quarter. When combined with the strong dividend, the Company returned a total of $171 million to shareholders during fiscal 2021. The Company plans on continuing to use its share repurchase program to offset dilution, while also opportunistically buying shares as capital allocation priorities, excess cash flows and market conditions warrant.

Inventory at the end of fiscal 2021 was $363 million, up 7 percent compared to the prior year period.

2022 Outlook

While the impacts from the COVID-19 pandemic and other macroeconomic factors remain uncertain, the Company is providing its 2022 guidance, including the following:

•Revenue is expected to approximate $2.7 billion, increasing at a high single digit percentage over 2021. The Company expects first half revenues to increase in the low teens range compared to the prior year.

•Gross margin is expected to be consistent with adjusted gross margin of 44.6 percent achieved in 2021. Expected increases from continued structural mix shifts to accretive channels such as Digital and International, as well as benefits of strategic pricing, are anticipated to be offset by higher transitory expenses, including freight, in support of strong demand. Transitory impacts are expected to remain elevated in the first half to chase demand.

•SG&A investments will continue to be made in the Company’s brands and capabilities. In addition to incremental volume-related items, SG&A investments are expected to be amplified in demand creation, Digital, and International expansion. Compared to adjusted SG&A in 2021, the Company expects full year SG&A growth to be relatively consistent with full year revenue growth, with second half investments anticipated to be stronger than in the first half.

•EPS is expected to be in the range of $4.65 to $4.75.

•Capital Expenditures are expected to be in the range of $35 million to $40 million, primarily to support manufacturing, distribution and information technology projects.

•The Company expects an effective tax rate of approximately 21 percent, interest expense to be approximately $35 million and average shares outstanding of approximately 59 million, excluding the impact of potential additional share repurchases.

Webcast Information

Kontoor Brands will host its fourth quarter 2021 conference call beginning at 8:30 a.m. Eastern Time today, March 1, 2022. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during the fourth quarter and fiscal years 2021 and 2020 primarily represent costs associated with the Company’s global ERP implementation and information technology infrastructure build-out. Adjustments during the fourth quarter and fiscal year of 2019 primarily represent restructuring and separation costs, a non-cash impairment charge related to our Rock & Republic® trademark and other adjustments. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies. A reconciliation of non-GAAP forward looking information to the corresponding GAAP measures cannot be provided without unreasonable efforts due to the challenge in quantifying various items including, but not limited to, the effects of foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: risks associated with the COVID-19 pandemic, which could continue to result in closed factories and stores, reduced workforces, supply chain interruption, and reduced consumer traffic and purchasing; the level of consumer demand for apparel; supply chain and shipping disruptions; intense industry competition; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the ability to accurately forecast demand for products; the Company’s ability to maintain the images of its brands; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; reliance on a small number of large customers; the ability to implement the Company’s business strategy; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; seasonality; continuity of members of management; the stability of manufacturing facilities and foreign suppliers; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; unseasonal or severe weather conditions; labor relations; operational difficulties and additional expenses related to the Company’s optimization and change management related to its enterprise resource planning software system; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; the impact of climate change and related legislative and regulatory responses; legal, regulatory, political and economic risks; changes to trade policy, including tariff and import/export regulations; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; the Company’s ability to maintain effective internal controls; the ability to protect trademarks and other intellectual property rights; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; possible goodwill and other asset impairment; disruption and volatility in the global capital and credit markets and its impact on the Company’s ability to obtain short-term or long-term financing on favorable terms; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; volatility in the price and trading volume of the Company’s common stock; anti-takeover and exclusive forum provisions in the Company’s organizational documents; subordination of our common stock to indebtedness and any preferred stock; the failure to declare future cash dividends; and fluctuations in the amount and frequency of the Company’s share repurchases. Many of the foregoing risks and uncertainties will continue to be exacerbated by the COVID-19 pandemic and any continued worsening of the global business and economic environment as a result. More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Eric Tracy, (336) 332-5205
Vice President, Corporate Finance and Investor Relations
Eric.Tracy@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December		%	Twelve Months Ended December		%
(Dollars in thousands, except per share amounts)	2021	2020	Change	2021	2020	Change
Net revenues	$681,091	$660,865	3%	$2,475,916	$2,097,839	18%
Costs and operating expenses
Cost of goods sold	389,632	380,016	3%	1,368,190	1,234,150	11%
Selling, general and administrative expenses	222,813	217,920	2%	824,747	739,855	11%
Total costs and operating expenses	612,445	597,936	2%	2,192,937	1,974,005	11%
Operating income	68,646	62,929	9%	282,979	123,834	129%
Interest expense	(12,312)	(12,684)	(3)%	(38,900)	(49,992)	(22)%
Interest income	456	353	29%	1,480	1,608	(8)%
Other income (expense), net	114	(804)	(114)%	(959)	(2,514)	(62)%
Income before income taxes	56,904	49,794	14%	244,600	72,936	235%
Income taxes	12,994	6,682	94%	49,177	5,013	881%
Net income	$43,910	$43,112	2%	$195,423	$67,923	188%
Earnings per common share
Basic	$0.77	$0.75		$3.40	$1.19
Diluted	$0.75	$0.74		$3.31	$1.17
Weighted average shares outstanding
Basic	56,972	57,151		57,394	56,994
Diluted	58,804	58,413		59,086	57,858
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended December 2021, December 2020 and December 2019 correspond to the 13-week and 52-week fiscal periods ended January 1, 2022, the 14-week and 53-week fiscal periods ended January 2, 2021 and the 13-week and 52-week fiscal periods ended December 28, 2019, respectively. References to December 2021, December 2020 and December 2019 relate to the balance sheets as of January 1, 2022, January 2, 2021 and December 28, 2019, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	December 2021	December 2020
ASSETS
Current assets
Cash and cash equivalents	$185,322	$248,138
Accounts receivable, net	289,800	231,397
Inventories	362,957	340,732
Prepaid expenses and other current assets	72,579	81,413
Total current assets	910,658	901,680
Property, plant and equipment, net	105,155	118,897
Operating lease assets	54,950	60,443
Intangible assets, net	14,638	15,991
Goodwill	212,213	213,392
Deferred income taxes	74,876	85,221
Other assets	160,534	150,192
TOTAL ASSETS	$1,533,024	$1,545,816
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$249	$1,114
Current portion of long-term debt	—	25,000
Accounts payable	214,204	167,240
Accrued liabilities	217,164	192,952
Operating lease liabilities, current	24,195	27,329
Total current liabilities	455,812	413,635
Operating lease liabilities, noncurrent	32,993	39,806
Deferred income taxes	5,572	4,436
Other liabilities	99,192	115,341
Long-term debt	791,317	887,957
Commitments and contingencies
Total liabilities	1,384,886	1,461,175
Total equity	148,138	84,641
TOTAL LIABILITIES AND EQUITY	$1,533,024	$1,545,816

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended December
(In thousands)	2021	2020
OPERATING ACTIVITIES
Net income	$195,423	$67,923
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	36,599	34,491
Stock-based compensation	38,516	15,948
Other	13,324	123,608
Cash provided by operating activities	283,862	241,970
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(10,551)	(18,182)
Capitalized computer software	(26,322)	(44,207)
Proceeds from sales of assets	669	18,155
Other	(3,167)	(4,833)
Cash used by investing activities	(39,371)	(49,067)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	—	512,500
Repayments under revolving credit facility	—	(512,500)
Proceeds from issuance of senior notes	400,000	—
Payment of deferred financing costs	(8,010)	(4,346)
Repayments of term loans	(523,000)	—
Repurchases of Common Stock	(75,462)	—
Dividends paid	(95,081)	(54,768)
Proceeds from issuance of Common Stock, net of shares withheld for taxes	(1,951)	1,389
Other	(562)	38
Cash used by financing activities	(304,066)	(57,687)
Effect of foreign currency rate changes on cash and cash equivalents	(3,241)	6,114
Net change in cash and cash equivalents	(62,816)	141,330
Cash and cash equivalents – beginning of period	248,138	106,808
Cash and cash equivalents – end of period	$185,322	$248,138

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended December		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2021	2020
Segment revenues:
Wrangler	$443,600	$447,744	(1)%	(1)%
Lee	232,917	204,458	14%	14%
Total reportable segment revenues	676,517	652,202	4%	4%
Other revenues (b)	4,574	8,663	(47)%	(48)%
Total net revenues	$681,091	$660,865	3%	3%
Segment profit:
Wrangler	$80,152	$105,183	(24)%	(24)%
Lee	15,722	14,388	9%	8%
Total reportable segment profit	$95,874	$119,571	(20)%	(20)%
Corporate and other expenses	(27,375)	(52,148)	(48)%	(48)%
Interest expense	(12,312)	(12,684)	(3)%	(3)%
Interest income	456	353	29%	29%
Profit (loss) related to other revenues (b)	261	(5,298)	105%	104%
Income before income taxes	$56,904	$49,794	14%	14%

	Twelve Months Ended December		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2021	2020
Segment revenues:
Wrangler	$1,575,231	$1,349,414	17%	16%
Lee	887,052	687,620	29%	26%
Total reportable segment revenues	2,462,283	2,037,034	21%	20%
Other revenues (b)	13,633	60,805	(78)%	(78)%
Total net revenues	$2,475,916	$2,097,839	18%	17%
Segment profit:
Wrangler	$294,153	$244,892	20%	20%
Lee	128,305	37,912	238%	226%
Total reportable segment profit	$422,458	$282,804	49%	48%
Corporate and other expenses	(140,960)	(143,065)	(1)%	(2)%
Interest expense	(38,900)	(49,992)	(22)%	(22)%
Interest income	1,480	1,608	(8)%	(12)%
Profit (loss) related to other revenues (b)	522	(18,419)	103%	102%
Income before income taxes	$244,600	$72,936	235%	229%
(a) Refer to constant currency definition on the following pages.
(b) We report an "Other" category in order to reconcile segment revenues and segment profit to the Company's operating results, but the Other category is not considered a reportable segment based on evaluation of aggregation criteria. Other primarily includes other revenue sources, including sales and licensing of Rock & Republic® apparel. Other also included sales of third-party branded merchandise at VF Outlet stores through the first quarter of 2021. During 2020, the Company decided to discontinue the sale of third-party branded merchandise in all VF Outlet stores, exit certain VF Outlet stores and convert all remaining locations to Lee Wrangler OutletTM and Lee Wrangler Clearance CenterTM retail stores. Sales of Wrangler® and Lee® branded products in our retail stores are not included in Other and are reported in the respective segments.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended December 2021
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$443,600	$562	$444,162
Lee	232,917	(115)	232,802
Total reportable segment revenues	676,517	447	676,964
Other revenues	4,574	(46)	4,528
Total net revenues	$681,091	$401	$681,492
Segment profit:
Wrangler	$80,152	$(22)	$80,130
Lee	15,722	(248)	15,474
Total reportable segment profit	$95,874	$(270)	$95,604
Corporate and other expenses	(27,375)	177	(27,198)
Interest expense	(12,312)	—	(12,312)
Interest income	456	(1)	455
Profit (loss) related to other revenues	261	(28)	233
Income before income taxes	$56,904	$(122)	$56,782

	Twelve Months Ended December 2021
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$1,575,231	$(8,242)	$1,566,989
Lee	887,052	(19,781)	867,271
Total reportable segment revenues	2,462,283	(28,023)	2,434,260
Other revenues	13,633	(190)	13,443
Total net revenues	$2,475,916	$(28,213)	$2,447,703
Segment profit:
Wrangler	$294,153	$(534)	$293,619
Lee	128,305	(4,683)	123,622
Total reportable segment profit	$422,458	$(5,217)	$417,241
Corporate and other expenses	(140,960)	583	(140,377)
Interest expense	(38,900)	9	(38,891)
Interest income	1,480	(58)	1,422
Profit (loss) related to other revenues	522	(98)	424
Income before income taxes	$244,600	$(4,781)	$239,819

Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended December
(In thousands, except for per share amounts)	2021	2020	2019

Cost of goods sold - as reported under GAAP	$389,632	$380,016	$387,082
Restructuring & separation costs (a)	1,392	(4,888)	(1,670)
Adjusted cost of goods sold	$391,024	$375,128	$385,412

Selling, general and administrative expenses - as reported under GAAP	$222,813	$217,920	$206,982
Restructuring & separation costs (a)	(4,770)	(30,953)	(12,734)
Other adjustments (b)	—	—	(12,301)
Adjusted selling, general and administrative expenses	$218,043	$186,967	$181,947

Interest expense - as reported under GAAP	$(12,312)	$(12,684)	$(13,911)
Financing costs (c)	4,655	—	—
Other adjustments (b)	(445)	(496)	(1,201)
Adjusted interest expense	$(8,102)	$(13,180)	$(15,112)

Other income (expense), net - as reported under GAAP	$114	$(804)	$(1,205)
Other adjustments (b)	445	496	1,201
Adjusted other income (expense), net	$559	$(308)	$(4)

Diluted earnings per share - as reported under GAAP	$0.75	$0.74	$0.50
Restructuring & separation costs (a)	0.07	0.50	0.19
Financing costs (c)	0.06	—	0.28
Adjusted diluted earnings per share	$0.88	$1.23	$0.97

Net income - as reported under GAAP	$43,910	$43,112	$28,753
Income taxes	12,994	6,682	15,066
Interest expense	12,312	12,684	13,911
Interest income	(456)	(353)	(388)
EBIT	$68,760	$62,125	$57,342

Depreciation and amortization - as reported under GAAP	$9,924	$10,107	$7,740
Restructuring & separation costs (a)	—	(2,162)	—
Adjusted depreciation and amortization	$9,924	$7,945	$7,740

EBITDA	$78,684	$72,232	$65,082
Restructuring & separation costs (a)	3,378	33,679	14,404
Other adjustments (b)	445	496	13,502
Adjusted EBITDA	$82,507	$106,407	$92,988

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Year-to-Date (Non-GAAP)
(Unaudited)

	Twelve Months Ended December
(In thousands, except for per share amounts)	2021	2020	2019

Net revenues - as reported under GAAP	$2,475,916	$2,097,839	$2,548,839
Business model changes (d)	—	—	(25,805)
Adjusted net revenues	$2,475,916	$2,097,839	$2,523,034

Cost of goods sold - as reported under GAAP	$1,368,190	$1,234,150	$1,544,465
Restructuring & separation costs (a)	2,662	(467)	(24,191)
Business model changes (d)	—	—	(24,194)
Other adjustments (b)	—	—	(1,804)
Adjusted cost of goods sold	$1,370,852	$1,233,683	$1,494,276

Selling, general and administrative expenses - as reported under GAAP	$824,747	$739,855	$803,448
Restructuring & separation costs (a)	(71,820)	(105,088)	(58,912)
Business model changes (d)	—	—	(6,134)
Other adjustments (b)	—	—	(19,541)
Adjusted selling, general and administrative expenses	$752,927	$634,767	$718,861

Interest expense - as reported under GAAP	$(38,900)	$(49,992)	$(35,787)
Financing costs (c)	4,655	—	—
Other adjustments (b)	(1,888)	(2,044)	(5,276)
Adjusted interest expense	$(36,133)	$(52,036)	$(41,063)

Other expense, net - as reported under GAAP	$(959)	$(2,514)	$(5,002)
Business model changes (d)	—	—	(143)
Other adjustments (b)	1,888	2,044	5,276
Adjusted other income (expense), net	$929	$(470)	$131

Diluted earnings per share - as reported under GAAP	$3.31	$1.17	$1.69
Restructuring & separation costs (a)	0.92	1.44	1.21
Business model changes (d)	—	—	0.08
Non-cash impairment of intangible asset (e)	—	—	0.44
Financing costs (c)	0.06	—	0.41
Adjusted diluted earnings per share	$4.28	$2.61	$3.84

Net income - as reported under GAAP	$195,423	$67,923	$96,654
Income taxes	49,177	5,013	38,540
Interest income from former parent, net	—	—	(3,762)
Interest expense	38,900	49,992	35,787
Interest income	(1,480)	(1,608)	(3,931)
EBIT	$282,020	$121,320	$163,288

Depreciation and amortization - as reported under GAAP	$36,599	$34,491	$30,760
Restructuring & separation costs (a)	(2,823)	(5,180)	—
Adjusted depreciation and amortization	$33,776	$29,311	$30,760

EBITDA	$318,619	$155,811	$194,048
Restructuring & separation costs (a)	66,335	100,375	83,103
Business model changes (d)	—	—	4,380
Non-cash impairment of intangible asset (e)	—	—	32,636
Other adjustments (b)	1,888	2,044	26,621
Adjusted EBITDA	$386,842	$258,230	$340,788

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended December
	2021		2020		2019
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$681,091	$681,091	$660,865	$660,865	$652,611	$652,611

Gross profit	$291,459	$290,067	$280,849	$285,737	$265,529	$267,199
As a percentage of total net revenues	42.8%	42.6%	42.5%	43.2%	40.7%	40.9%

Selling, general and administrative expenses	$222,813	$218,043	$217,920	$186,967	$206,982	$181,947
As a percentage of total net revenues	32.7%	32.0%	33.0%	28.3%	31.7%	27.9%

Operating income	$68,646	$72,024	$62,929	$98,770	$58,547	$85,252
As a percentage of total net revenues	10.1%	10.6%	9.5%	14.9%	9.0%	13.1%
Earnings per common share - diluted	$0.75	$0.88	$0.74	$1.23	$0.50	$0.97

EBIT	$68,760	$72,583	$62,125	$98,462	$57,342	$85,248

EBITDA	$78,684	$82,507	$72,232	$106,407	$65,082	$92,988
As a percentage of total net revenues	11.6%	12.1%	10.9%	16.1%	10.0%	14.2%

	Twelve Months Ended December
	2021		2020		2019
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$2,475,916	$2,475,916	$2,097,839	$2,097,839	$2,548,839	$2,523,034

Gross profit	$1,107,726	$1,105,064	$863,689	$864,156	$1,004,374	$1,028,758
As a percentage of total net revenues	44.7%	44.6%	41.2%	41.2%	39.4%	40.8%

Selling, general and administrative expenses	$824,747	$752,927	$739,855	$634,767	$803,448	$718,861
As a percentage of total net revenues	33.3%	30.4%	35.3%	30.3%	31.5%	28.5%

Non-cash impairment of intangible asset	$—	$—	$—	$—	$32,636	$—

Operating income	$282,979	$352,137	$123,834	$229,389	$168,290	$309,897
As a percentage of total net revenues	11.4%	14.2%	5.9%	10.9%	6.6%	12.3%
Earnings per common share - diluted	$3.31	$4.28	$1.17	$2.61	$1.69	$3.84

EBIT	$282,020	$353,066	$121,320	$228,919	$163,288	$310,028

EBITDA	$318,619	$386,842	$155,811	$258,230	$194,048	$340,788
As a percentage of total net revenues	12.9%	15.6%	7.4%	12.3%	7.6%	13.5%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.
Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended December 2021
	Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$350,542	$111,047	$3,593	$465,182
Non-U.S. Wholesale	49,149	68,348	966	118,463
Direct-to-Consumer	43,909	53,522	2	97,433
Other	—	—	13	13
Total	$443,600	$232,917	$4,574	$681,091

Geographic revenues
U.S.	$388,384	$130,852	$3,608	$522,844
International	55,216	102,065	966	158,247
Total	$443,600	$232,917	$4,574	$681,091

	Twelve Months Ended December 2021
	Net Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$1,269,718	$420,720	$9,979	$1,700,417
Non-U.S. Wholesale	186,355	301,332	2,854	490,541
Direct-to-Consumer	119,158	165,000	21	284,179
Other	—	—	779	779
Total	$1,575,231	$887,052	$13,633	$2,475,916

Geographic revenues
U.S.	$1,370,916	$487,214	$10,779	$1,868,909
International	204,315	399,838	2,854	607,007
Total	$1,575,231	$887,052	$13,633	$2,475,916

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended December 2020
	Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$362,044	$87,818	$1,421	$451,283
Non-U.S. Wholesale	47,826	57,080	596	105,502
Direct-to-Consumer	37,874	59,560	11	97,445
Other	—	—	6,635	6,635
Total	$447,744	$204,458	$8,663	$660,865

Geographic revenues
U.S.	$396,398	$115,312	$8,067	$519,777
International	51,346	89,146	596	141,088
Total	$447,744	$204,458	$8,663	$660,865

	Twelve Months Ended December 2020
	Net Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$1,101,148	$319,347	$10,244	$1,430,739
Non-U.S. Wholesale	147,738	214,493	2,024	364,255
Direct-to-Consumer	100,528	153,780	22	254,330
Other	—	—	48,515	48,515
Total	$1,349,414	$687,620	$60,805	$2,097,839

Geographic revenues
U.S.	$1,189,060	$394,311	$58,781	$1,642,152
International	160,354	293,309	2,024	455,687
Total	$1,349,414	$687,620	$60,805	$2,097,839

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended December 2019
	Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Geographic revenues
U.S.	$367,909	$115,435	$33,326	$516,670
International	49,069	86,181	691	135,941
Total	$416,978	$201,616	$34,017	$652,611

	Twelve Months Ended December 2019
	Net Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Geographic revenues
U.S.	$1,282,428	$481,050	$146,469	$1,909,947
International	235,684	401,226	1,982	638,892
Total	$1,518,112	$882,276	$148,451	$2,548,839

	Adjustments for Business Model Changes (d)

	Wrangler	Lee	Other	Total
Geographic revenues
U.S.	$—	$—	$(14,062)	$(14,062)
International	(9,560)	(2,183)	—	(11,743)
Total	$(9,560)	$(2,183)	$(14,062)	$(25,805)

	Adjusted Net Revenues

	Wrangler	Lee	Other	Total
Geographic revenues
U.S.	$1,282,428	$481,050	$132,407	$1,895,885
International	226,124	399,043	1,982	627,149
Total	$1,508,552	$880,093	$134,389	$2,523,034
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.

Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended December
(Dollars in thousands)	2021	2020	2019	2021 to 2020		2021 to 2019
	Reported	Reported	Reported	% Change Reported	% Change Constant Currency	% Change Reported
Wrangler U.S.	$388,384	$396,398	$367,909	(2)%	(2)%	6%
Lee U.S.	130,852	115,312	115,435	13%	13%	13%
Other	3,608	8,067	33,326	(55)%	(55)%	(89)%
Total U.S. revenues	$522,844	$519,777	$516,670	1%	1%	1%

Wrangler International	$55,216	$51,346	$49,069	8%	9%	13%
Lee International	102,065	89,146	86,181	14%	14%	18%
Other	966	596	691	62%	54%	40%
Total International revenues	$158,247	$141,088	$135,941	12%	12%	16%

Global Wrangler	$443,600	$447,744	$416,978	(1)%	(1)%	6%
Global Lee	232,917	204,458	201,616	14%	14%	16%
Global Other	4,574	8,663	34,017	(47)%	(48)%	(87)%
Total revenues	$681,091	$660,865	$652,611	3%	3%	4%

	Twelve Months Ended December
(Dollars in thousands)	2021	2020	2019 (d)		2021 to 2020		2021 to 2019 (d)
	Reported	Reported	Reported	Adjusted	% Change Reported	% Change Constant Currency	% Change Reported	% Change Adjusted
Wrangler U.S.	$1,370,916	$1,189,060	$1,282,428	$1,282,428	15%	15%	7%	7%
Lee U.S.	487,214	394,311	481,050	481,050	24%	24%	1%	1%
Other	10,779	58,781	146,469	132,407	(82)%	(82)%	(93)%	(92)%
Total U.S. revenues	$1,868,909	$1,642,152	$1,909,947	$1,895,885	14%	14%	(2)%	(1)%

Wrangler International	$204,315	$160,354	$235,684	$226,124	27%	22%	(13)%	(10)%
Lee International	399,838	293,309	401,226	399,043	36%	30%	—%	—%
Other	2,854	2,024	1,982	1,982	41%	32%	44%	44%
Total International revenues	$607,007	$455,687	$638,892	$627,149	33%	27%	(5)%	(3)%

Global Wrangler	$1,575,231	$1,349,414	$1,518,112	$1,508,552	17%	16%	4%	4%
Global Lee	887,052	687,620	882,276	880,093	29%	26%	1%	1%
Global Other	13,633	60,805	148,451	134,389	(78)%	(78)%	(91)%	(90)%
Total revenues	$2,475,916	$2,097,839	$2,548,839	$2,523,034	18%	17%	(3)%	(2)%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.

Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) During 2021, restructuring and separation costs primarily related to the Company's global ERP system and information technology infrastructure build-out as well as strategic actions taken by the Company, including adjustments resulting from the Company's decision to exit certain VF Outlet stores and transition our India business to a licensed model. During 2020, restructuring and separation costs primarily related to the Company's global ERP system and information technology infrastructure build-out as well as strategic actions taken by the Company, including charges resulting from the Company's decision to exit certain VF Outlet stores, transition the India business to a licensed model and respond to COVID-19. These costs were partially offset by the benefit of a $6.6 million gain on the sale of manufacturing assets during the third quarter of 2020. During 2019, restructuring and separation costs primarily related to the spin-off from VF Corporation and establishment of Kontoor as a standalone public company, including the implementation of the Company's global ERP system and information technology infrastructure build-out. Total restructuring and separation costs resulted in a corresponding tax impact of $(0.7) million, $6.8 million and $(3.4) million for the three months ended December 2021, December 2020 and December 2019, respectively, and $15.0 million, $22.2 million and $13.8 million for the twelve months ended December 2021, December 2020 and December 2019, respectively.
(b) Other adjustments have been made for the three and twelve months ended December 2021, December 2020 and December 2019 to remove the funding fees related to the accounts receivable sale arrangement, as they are treated as interest expense in the calculation of adjusted EBITDA for debt compliance purposes.
During 2019, other adjustments were made to revise historical corporate allocations, primarily attributable to the carve-out basis of accounting, so that adjusted EBITDA reflected the anticipated cost structure of a separate public company. Other adjustments also included the impact of actions taken to exit certain points of distribution in India during 2019. These other adjustments resulted in a corresponding tax impact of $(2.1) million for the three months ended December 2019 and $(0.3) million for the twelve months ended December 2019.
Additionally, the three and twelve months ended December 2019 included $(1.9) million of tax impact related to adjustments to tax balances transferred from former parent at the Separation.
(c) Financing costs relate to expenses incurred to amend the Company's senior secured credit facility and to issue $400.0 million of senior notes. These adjustments had a corresponding tax impact of $1.1 million for the three and twelve months ended December 2021.
(d) Business model changes primarily related to the transition of our former Central and South America region to a licensed model and the discontinuation of manufacturing for VF Corporation. These business model changes resulted in an insignificant corresponding tax impact for the twelve months ended December 2019.
(e) Non-cash impairment of intangible asset during 2019 related to a write-down of the Rock & Republic® trademark intangible asset to reflect fair value during the third quarter of 2019. The $32.6 million impairment charge resulted in a tax impact of $(7.4) million for 2019.